Exhibit 99.1

Cision® Acquires Leading Social Media Company Falcon.io

Acquisition enhances company's Earned Media Management vision with modern social marketing capabilities

CHICAGO, Jan. 3, 2019 /PRNewswire/ -- Cision (NYSE: CISN) today announced it has acquired Falcon.io, a leading social media company with offices in New York, Copenhagen, Sofia, Berlin, Melbourne and Budapest. Falcon.io provides brands with insights into their global content strategy and the management of comprehensive social media marketing programs through publishing, engagement, listening, advertising and measurement.

The addition of Falcon.io further solidifies Cision's market leadership in driving the future of earned media management, moving beyond the tactical nature of PR point solutions. While Falcon.io will continue to be offered as a stand-alone social media platform for marketers, advertisers, and customer experience professionals, it will also be integrated with the Cision Communications Cloud® to expand social media capabilities to earned media and communications professionals. Integrating Falcon.io into the Cision Comms Cloud ™ platform will enable marketing and communications professionals to fully integrate their campaigns across owned, earned and paid media.

With the addition of these social media capabilities, Cision further demonstrates its commitment to be a true, end-to-end provider of earned media management solutions.

"Falcon.io is an industry leader in Europe and fast-emerging in the U.S. for social media marketing. By adding their social marketing solutions to the Cision portfolio, we are finally allowing industry professionals to execute sophisticated social media campaigns across paid, owned, and earned media that spans the entire customer journey," said Kevin Akeroyd, Cision CEO. "Falcon.io will round out our vision for holistic earned media management that includes not only engagement on broadcast, print, and open web/mobile media channels, but social media as well."

"Social media is core to today's customer experience, with nearly 2.5 billion users. At Falcon.io, we take pride in providing world-class brands with our leading social media marketing solution," said Ulrik Bo Larsen, Falcon.io founder and CEO. "Cision's earned media management vision and leading comms technology is very synergistic to the Falcon vision of offering best in class technology to streamline an array of related social media and customer experience use cases on one strong technology platform. Together, we will provide our customers with an unparalleled, complete communications solution."

Falcon.io's social media marketing capabilities will be immediately available to Cision customers.

To learn more about the Cision Comms Cloud click here.

About Cision

Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,000 employees with offices in 19 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

About Falcon.io

Falcon.io offers an integrated SaaS platform for social media listening, engaging, publishing, measuring, advertising and managing customer data. The company enables their clients to explore the full potential of digital marketing by managing multiple customer touchpoints from one platform. Falcon.io's diverse and global client portfolio includes Carlsberg, Toyota, William Grant & Sons, Momondo, Panasonic, Coca-Cola, and many more.

Media Contacts:

U.S.

Laura Roman

Director of Corporate Communications, Cision

cisionpr@cision.com

Europe

Allan Edwards

Kaizo for Cision

Cision@kaizo.co.uk